Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Michael T. Prior
Wednesday, November 2, 2011		Chief Executive Officer
978-619-1300

Justin D. Benincasa
Chief Financial Officer
978-619-1300

Atlantic Tele-Network, Inc. Reports
Third Quarter 2011 Results

Third Quarter 2011 Financial Highlights:

•                  Total revenues were $194.3 million

•                  Adjusted EBITDA increased 38% to $52.0 million

•                  Operating income doubled to $27.6 million

•                  Net income attributable to ATN’s stockholders was $11.3 million, or $0.73 per diluted share

Beverly, MA (November 2, 2011) — Atlantic Tele-Network, Inc. (NASDAQ: ATNI), today reported results for the third quarter ended September 30, 2011.

Third Quarter 2011 Financial Results

“This was a strong quarter for us in many key areas,” noted Michael Prior, Chief Executive Officer.  “The significant year-over-year and sequential improvements in profitability were mainly driven by cost reductions with the completion of the transition of Alltel customers to our own operating platform, billing system and customer care centers in late July.  Adjusted EBITDA margin for the U.S. Wireless segment reached 28% for the period, representing a substantial increase over the prior year and recent quarters, as overlapping expenses were markedly reduced.  Our third quarter U.S. wireless subscriber metrics, however, lagged expectations.   While we believe that gross subscriber additions, in particular, were affected by certain constraints we put in place just prior to and subsequent to the final transition, and had expected to see some pick up in churn in the immediate aftermath of conversion, it is clear that we have more to do to see improved subscriber metrics.

“Third quarter profitability also benefited from seasonally high roaming revenues and improved results from our international businesses.  These results demonstrate the earnings potential that ATN has gained through the Alltel asset acquisition and the continued solid contributions from our other businesses.”

Total revenues for the third quarter were $194.3 million, a 5% decline from the $205.0 million reported for the third quarter of 2010.

Adjusted EBITDA(1) for the 2011 third quarter was $52.0 million, an increase of 38% over the $37.8 million reported in last year’s third quarter. The Company estimates that duplicate transition-related expenses were approximately $4.9 million in the third quarter of 2011, offset in part by other one-time benefits of approximately $3.6 million mainly related to out of period ETC revenues and USF expense adjustments.  Wireless retail revenues were also negatively impacted this quarter by approximately $2.3 million related to the decision to forego the billing of certain items for a period following the system conversion.  Duplicate transition-related expenses and the net impact of other one-time items were approximately $10.0 million in the 2010 third quarter.

Total operating income was $27.6 million, twice the $13.8 million reported in last year’s third quarter. Third quarter 2011 operating income included a $2.7 million increase in depreciation and amortization expenses over the prior year’s third quarter. Net income attributable to ATN’s stockholders was $11.3 million, or $0.73 per diluted share, up from the $6.4 million, or $0.41 per diluted share, earned in the third quarter of 2010.

“With the Alltel customer transition successfully behind us, our focus is now on increasing the competitiveness of our domestic retail wireless offers and plans by specifically tailoring them to our markets, which we expect will result in improved subscriber metrics over the next several quarters.

“A noteworthy contributor to our strong 2011 third quarter results was our Bermuda wireless operation, CellOne, whose performance has benefited from the merger we concluded in this year’s second quarter and our ability to quickly achieve significant synergies from that transaction,” Mr. Prior noted.

Third Quarter 2011 Operating Highlights

U.S. Wireless Service Revenues

U.S. wireless service revenues include voice and data service revenues from the Company’s prepaid and postpaid retail operations as well as its wholesale roaming operations. Total service revenues from the U.S. wireless businesses amounted to $146.2 million in the third quarter of 2011, compared to $158.8 million in the third quarter of 2010.

U.S. retail wireless service revenues were $89.1 million for the third quarter of 2011, a decrease of 18% from the $108.8 million reported in the 2010 third quarter.   Service revenue declines were the result of the net subscriber attrition that the Company has experienced through the transition period. At the end of the third quarter of 2011, the Company had approximately 593,000 U.S. retail subscribers, of which approximately 470,000 were postpaid subscribers and approximately 123,000 were prepaid subscribers. Additional operating data on our U.S. retail wireless business can be found in Table 4 of this release.

U.S. wholesale wireless revenues were $57.1 million, an increase of 14% over the $50.0 million reported in the third quarter of 2010.  Data revenues accounted for 46% of wholesale wireless revenues for the quarter, compared to 27% a year earlier.  Data volume growth, as well as a slightly larger network coverage area, largely offset the impact of expected revenue losses in certain areas of the Company’s legacy “roam only” markets and previously-reported rate reductions for voice and data.

(1)    See Table 5 for reconciliation of Net Income to Adjusted EBITDA.

International Wireless Revenues

International wireless revenues include retail and wholesale voice and data wireless revenues from international operations in Bermuda and the Caribbean, including the U.S. Virgin Islands. Total revenues from international wireless were $20.5 million in the third quarter of 2011, an increase of $6.6 million, or 47%, over the $13.9 million reported in the third quarter of 2010. This increase was primarily due to the Company’s merger of its Bermuda operations with M3 Wireless, Ltd. on May 2, 2011 and growth in the number of wireless subscribers in the U.S. Virgin Islands.

Wireline Revenues

Wireline revenues are generated by the Company’s wireline operations in Guyana, including international telephone calls into and out of that country, its integrated voice and data operations in New England and its wholesale transport operations in New York State. Total revenues from wireline amounted to $21.7 million in the third quarter of 2011, an increase of $0.9 million from $20.8 million reported in the third quarter of 2010.  The increase resulted primarily from data revenue and local wireline service growth in Guyana, as well as growth in fiber optic capacity sales in New York State.

Reportable Operating Segments

The Company has four reportable segments: i) U.S. Wireless, ii) International Integrated Telephony, which operates in Guyana, iii) Island Wireless, which generates its revenues and has its assets located in Bermuda and the Caribbean and iv) U.S. Wireline. Financial data on our reportable operating segments for the three months ended September 30, 2011 are as follows:

	U.S. Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Reconciling Items (1)	Total

Total Revenue	$150,757	$23,403	$15,214	$4,972	$—	$194,346
Adjusted EBITDA	42,860	11,277	1,548	686	(4,326)	52,045
Operating Income (Loss)	26,840	6,771	(1,186)	(111)	(4,668)	27,646

(1)          Reconciling items are comprised of corporate general and administrative costs and acquisition-related charges.

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents at September 30, 2011 were $52.1 million. Long-term debt was $274.1 million. For the third quarter, net cash provided by operating activities was $41.7 million and was $84.7 million for the first nine months of 2011.  Third quarter capital expenditures were $20.4 million, and $65.9 million for the first nine months of 2011. The Company expects full year 2011 capital expenditures to approximate $95 to $105 million, of which $65 to $70 million is expected to be allocated to the U.S. Wireless segment.

Conference Call Information

Atlantic Tele-Network will host a conference call tomorrow, Thursday, November 3, 2011 at 9:00 a.m. Eastern Time (ET) to discuss its third quarter results for 2011. The call will be hosted by Michael Prior, President and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer. The dial-in numbers are US/Canada: 877-734-4582 and International: 678-905-9376, conference ID 20648773.  A replay of the call will be available at ir.atni.com beginning at approximately 1:00 p.m. (ET) November 3, 2011.

About Atlantic Tele-Network

Atlantic Tele-Network, Inc. (NASDAQ:ATNI), headquartered in Beverly, Massachusetts, provides telecommunications services to rural, niche and other under-served markets and geographies in the United States, Bermuda and the Caribbean. Through our operating subsidiaries, we provide both wireless and wireline connectivity to residential and business customers, including a range of mobile wireless solutions, local exchange services and broadband internet services and are the owner and operator of terrestrial and submarine fiber optic transport systems.  For more information, please visit www.atni.com.

Cautionary Language Concerning Forward Looking Statements

This press release contains forward-looking statements relating to, among other matters, our future financial performance and results of operations; the competitive environment in our key markets, demand for our services and industry trends; the outcome of regulatory matters; our continued access to the credit and capital markets; the pace of our network expansion and improvement, including our level of estimated future capital expenditures and our realization of the benefits of these investments; and management’s plans and strategy for the future. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1)  the general performance of our operations, including operating margins, and the future retention and turnover of our subscriber base; (2) our ability to maintain favorable roaming arrangements; (3) increased competition; (4) economic, political and other risks facing our foreign operations; (5) the loss of certain FCC and other licenses, USF funds or other regulatory changes affecting our businesses; (6) rapid and significant technological changes in the telecommunications industry; (7) any loss of any key members of management; (8) our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure and retail wireless business; (9) the adequacy and expansion capabilities of our network capacity and customer service system to support our customer growth; (10) the occurrence of severe weather and natural catastrophes; (11) our continued access to capital and credit markets; and (12) our ability to realize the value that we believe exists in our businesses. These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 16, 2011. The Company undertakes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this news release also contains non-GAAP financial measures. Specifically, ATN has presented Adjusted EBITDA and ARPU measures. Adjusted EBITDA is defined as net income attributable to ATN, Inc. stockholders before interest, taxes, depreciation and amortization, acquisition related charges, gain on disposition of long-lived assets, other income, bargain purchase gain, net income attributable to non-controlling interests, and equity in earnings of unconsolidated affiliates. ARPU, or monthly average revenue per subscriber/unit, is computed by dividing total retail service revenues per period by the weighted average number of subscribers with service during that period, and then dividing that result by the number of months in the period.  The Company believes that the inclusion of these non-GAAP financial measures helps investors to gain a meaningful understanding of the Company’s core operating results and enhance comparing such performance with prior periods, without the distortion of the recent increased expenses associated with the Alltel transaction. ATN’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods. The non-GAAP financial measures included in this news release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Reconciliations of the non-GAAP financial measures used in this news release to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying tables to, this press release.

Table 1

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Balance Sheets

(in Thousands)

	September 30,	December 31,
	2011	2010
Assets:
Cash and Cash Equivalents	$52,113	$37,330
Other Current Assets	133,044	116,959

Total Current Assets	185,157	154,289

Property, Plant and Equipment, net	471,157	463,891
Goodwill and Other Intangible Assets, net	191,800	187,762
Other Assets	18,259	22,254

Total Assets	$866,373	$828,196

Liabilities and Stockholders’ Equity:
Current Portion of Long Term Debt	$20,589	$12,194
Other Current Liabilities	127,276	126,108

Total Current Liabilities	147,865	138,302

Long Term Debt, Net of Current Portion	274,122	272,049
Other Liabilities	90,253	88,809

Total Liabilities	512,240	499,160

Total Atlantic Tele-Network, Inc.’s Stockholders’ Equity	294,923	283,768
Non-Controlling Interests	59,210	45,268

Total Equity	354,133	329,036

Total Liabilities and Stockholders’ Equity	$866,373	$828,196

Table 2

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010 (a)	2011	2010 (a)
Revenues:
U.S. Wireless:
Retail	$89,143	$108,828	$284,221	$190,331
Wholesale	57,048	49,952	153,615	112,437
International Wireless	20,461	13,948	53,771	37,376
Wireline	21,748	20,829	63,305	64,580
Equipment and Other	5,946	11,403	21,341	19,756

Total Revenue	194,346	204,960	576,253	424,480

Operating Expenses:
Termination and Access Fees	49,075	53,031	155,736	108,843
Engineering and Operations	20,165	22,347	63,967	46,685
Sales, Marketing and Customer Service	34,366	36,333	102,873	63,531
Equipment Expense	13,683	27,907	52,838	46,205
General and Administrative	25,012	27,495	81,401	61,728
Acquisition-Related Charges	98	47	664	15,881
Depreciation and Amortization	26,698	23,974	76,858	52,585
Gain on Dispostion of Long-Lived Assets	(2,397)	—	(2,397)	—

Total Operating Expenses	166,700	191,134	531,940	395,458

Operating Income	27,646	13,826	44,313	29,022

Other Income (Expense):
Interest Income (Expense), net	(4,221)	(3,112)	(12,063)	(6,527)
Other Income	255	204	854	434
Equity in Earnings of Unconsolidated Affiliates	729	166	1,484	456
Bargain Purchase Gain, net of taxes of $18,016	—	—	—	27,024

Other Income (Expense), net	(3,237)	(2,742)	(9,725)	21,387

Income Before Income Taxes	24,409	11,084	34,588	50,409
Income Taxes	11,193	5,022	16,074	15,447

Net Income	13,216	6,062	18,514	34,962
Net Loss (Income) Attributable to Non-Controlling Interests, net of tax	(1,880)	303	(866)	212

Net Income Attributable to Atlantic Tele-Network, Inc. Stockholders	$11,336	$6,365	$17,648	$35,174

Net Income Per Weighted Average Share Attributable to Atlantic Tele-Network, Inc.
Basic	$0.74	$0.41	$1.15	$2.30
Diluted	$0.73	$0.41	$1.14	$2.27
Weighted Average Common Shares Outstanding:
Basic	15,401	15,349	15,393	15,303
Diluted	15,489	15,502	15,490	15,476

a)     Certain reclassifications have been made to prior period amounts to conform to the current presentation

Table 3

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Cash Flow Statement

(in Thousands)

	Nine Months Ended September 30,
	2011	2010

Net Income	$18,514	$34,962
Gain on Bargain Purchase, Net of Tax	—	(27,024)
Depreciation and Amortization	76,858	52,585
Change in Working Capital	(16,122)	20,978
Other	5,487	18,845

Net Cash Provided by Operating Activities	84,737	100,346

Capital Expenditures	(65,850)	(91,632)
Acquisitions of Businesses, Net of Cash Acquired	—	(225,498)
Cash Acquired in Business Combinations	4,087	(57)
Other	1,667	4,782

Net Cash Used by Investing Activities	(60,096)	(312,405)

Borrowings Under Credit Facility	93,153	240,000
Principal Repayments of Long Term Debt	(89,603)	(46,520)
Payment of Debt Issuance Costs	(1,020)	(4,322)
Dividends Paid on Common Stock	(10,159)	(9,186)
Distributions to Non-Controlling Interests	(2,531)	(1,239)
Other	302	4,889

Net Cash Used by Financing Activities	(9,858)	183,622

Net Change in Cash and Cash Equivalents	14,783	(28,437)

Cash and Cash Equivalents, Beginning of Period	37,330	90,247

Cash and Cash Equivalents, End of Period	$52,113	$61,810

Table 4

ATLANTIC TELE-NETWORK, INC.

Operating Data for U.S. Retail Wireless Operations

Three Months Ended:	SEP 2010	DEC 2010	MAR 2011	JUN 2011	SEP 2011

Beginning Subscribers	807,327	766,556	717,745	674,080	638,839
Prepay	230,334	216,854	194,795	169,673	145,854
Postpay	576,993	549,702	522,950	504,407	492,985

Gross Additions	64,118	51,882	46,680	38,859	30,018
Prepay	37,527	27,136	19,922	13,951	9,784
Postpay	26,591	24,746	26,758	24,908	20,234

Net Additions	(40,771)	(48,811)	(43,665)	(35,241)	(46,219)
Prepay	(13,480)	(22,059)	(25,122)	(23,819)	(22,697)
Postpay	(27,291)	(26,752)	(18,543)	(11,422)	(23,522)

Ending Subscribers	766,556	717,745	674,080	638,839	592,620
Prepay	216,854	194,795	169,673	145,854	123,157
Postpay	549,702	522,950	504,407	492,985	469,463

ATLANTIC TELE-NETWORK, INC.

U.S. Retail Wireless Operations Key Performance Indicators

Three Months Ended:	SEP 2010	DEC 2010	MAR 2011	JUN 2011	SEP 2011

Average Subscribers (weighted monthly)	786,295	741,228	695,399	655,292	618,862

Monthly Average Revenues per Subscriber/Unit (ARPU)

• Subscriber ARPU	$45.67	$45.88	$47.23	$47.90	$47.51

• Postpaid Subscriber ARPU	$53.81	$53.71	$53.78	$54.47	$52.68

Monthly Postpay Subscriber Churn	3.16%	3.18%	2.93%	2.42%	2.97%

Monthly Blended Subscriber Churn	4.41%	4.48%	4.29%	3.73%	4.05%

Table 5

ATLANTIC TELE-NETWORK, INC.

Reconciliation of Non-GAAP Measures

(In Thousands)

Reconciliation of Net Income to Adjusted EBITDA for the Three Months Ended September 30, 2010 and 2011

	Three Months Ended September 30, 2010
	U.S Wireless	International Integrated Telephony	U.S. Wireline	Island Wireless	Reconciling Items	Total

Net Income Attributable to Atlantic Tele-Network, Inc. Stockholders						$6,365
Net Income Attributable to Non-Controlling Interests, net of tax						(303)
Income Taxes						5,022
Equity in Earnings of Unconsolidated Affiliates						(166)
Other Income						(204)
Interest Expense, net						3,112
Operating Income (Loss)	$13,985	$6,416	$1	$(2,126)	$(4,450)	$13,826
Depreciation and Amortization	17,012	4,575	746	1,522	119	23,974
Acquisition-Related Charges	—	—	—	—	47	47
Adjusted EBITDA	$30,997	$10,991	$747	$(604)	$(4,284)	$37,847

	Three Months Ended September 30, 2011
	U.S Wireless	International Integrated Telephony	U.S. Wireline	Island Wireless	Reconciling Items	Total

Net Income Attributable to Atlantic Tele-Network, Inc. Stockholders						$11,336
Net Loss Attributable to Non-Controlling Interests, net of tax						1,880
Income Taxes						11,193
Equity in Earnings of Unconsolidated Affiliates						(729)
Other Income						(255)
Interest Expense, net						4,221
Operating Income (Loss)	$26,840	$6,771	$(111)	$(1,186)	$(4,668)	$27,646
Depreciation and Amortization	18,417	4,506	797	2,734	244	26,698
Gain on Dispostion of Long-Lived Assets	(2,397)		—	—	—	(2,397)
Acquisition-Related Charges	—	—	—	—	98	98
Adjusted EBITDA	$42,860	$11,277	$686	$1,548	$(4,326)	$52,045